APPLIED PROCESS ENGINEERING LABORATORY
APEL-TENANT LEASE AGREEMENT

ISORAY, LLC	G
(Tenant Name)	(Tenant class)
(see paragraph 5A)

THIS LEASE, made and entered into this 23rd day of April 2001, by and between the ENERGY NORTHWEST, a municipal corporation and joint operating agency of the State of Washington, hereinafter called “Lessor” and IsoRay, LLC hereinafter called the “Lessee”.

WITNESSETH:

1 WHEREAS, the Lessor owns a multipurpose building in the City of Richland, Benton County, Washington, referred to hereinafter as the Applied Process Engineering Laboratory (“APEL”) which is to provide high quality laboratory and validation testing and development facilities and associated offices for research and development, testing of new processes and products, including but not limited to environmental restoration, waste treatment and energy conservation; and

WHEREAS, the express purpose of APEL is to foster the deployment of new technology based businesses, product lines and jobs for the Tri-Cities, Washington area; and

WHEREAS, Lessee is desirous of renting space in APEL, and Lessee is willing to lease such space upon the terms and conditions and for the purposes hereinafter set forth; and

WHEREAS, Lessor finds that the Lessee’s intended activities within APEL are consistent with APEL charter and mission; and

WHEREAS, Lessee has represented to Lessor an intent to form a business or venture in the local area should the research and/or development activities undertaken in APEL prove successful;

NOW, THEREFORE, it is agreed:

ARTICLE 1 - DESCRIPTION OF PREMISES

The Lessor, for and in consideration of the rental payments herein provided and the covenants and agreements herein contained, hereby agrees to lease to the Lessee one hundred forty five (145) Rentable Square Feet of particular space located in APEL (hereinafter called the Premises), as specifically described in Exhibit A, “Description of Premises”, and by this reference made a part hereof. All parking areas provided for Lessee’s use are included in and subject to the terms and conditions of this Lease.

ARTICLE 2 - TERM

A. The term of this Lease shall be for four (4) (months) beginning on May 1, 2001, (“Effective Date”) and naturally expiring on August 31, 2001. Should the Lessee require space for a longer period of time then the Lessee will relocate to another location specified by Lessor at Lessee’s expense.

The Lessor shall make the space available to lessor for installation of new flooring for a period of one (1) week. Lessee’s equipment will be required to be moved to another space during this period. The rental period will be extended to accommodate the days displaced.

Lessor will have access to the lab for installation of electrical wiring during the lease period. Both Lessee and Lessor will try to accommodate each other’s schedules.

B. The Effective Date of this Lease shall coincide with the date of Beneficial Occupancy, and shall be amended by mutual agreement of the Parties if the Lessor cannot provide Beneficial Occupancy of the Premises by the beginning date specified in the preceding Paragraph A. In that event, the Effective Date of this Lease shall be changed by supplemental agreement to coincide with the date the Premises are ready for Beneficial Occupancy. Said supplemental agreement shall be attached hereto and become a part hereof to this Lease.

C. If the rental period from the beginning date of this Lease to the beginning of the next calendar month is less that a full calendar month, the rental payment shall be prorated to cover the fractional part of the month from the beginning date through the last day of that calendar month.

D. The term “Beneficial Occupancy” means the time when the Lessor has met the requirements of the Lease in order to place the Premises in a condition of occupancy by the Lessee.

E. In the event that Beneficial Occupancy cannot occur due to inability of Lessor to complete construction of the Premises in a reasonable manner as was anticipated by the Parties on the date of the execution of this Lease, this Lease shall terminate, and no rent payments shall be due from Lessee. Further, in such case, neither Party shall be liable for any expenses or obligations incurred by the other Party prior to the date of termination.

ARTICLE 3 - OPTION TO EXTEND LEASE

The Lessee shall not have the option to extend this Lease for the space shown in Exhibit A. If space is needed for an extended period the Lessee and Lessor may agree on leasing other space in APEL for the extended period.

ARTICLE 4 - RENT

A. MONTHLY RENT PAYMENTS - The Lessee covenants and agrees to pay Lessor as rental for said Premises a monthly Rent of one hundred fifty dollars and eighty cents ($150.80), payable in advance on the first day of each month during the term of this Lease, beginning on the Beneficial Occupancy. The Rent for successive terms of this Lease shall be mutually agreed upon by the Parties prior to the commencement of the new term. If the parties cannot agree upon such new Rent, then the Lease shall terminate.

Rent Space Type	Rented Usable Square Feet (USF)	Rental Rate $/USF/MO	Monthly Rent
Entrepreneur Lab	145	$1.040	$150.80

Interest shall accrue on all unpaid Rent more than thirty (30) days past due at a rate of 1 1/2 % per month until such Rent, including accrued interest, is paid in full.

B. FIRST AND LAST MONTH’S RENT - Concurrently with the Lessee’s execution of this Lease, the Lessee shall deliver to the Lessor the sum of three hundred one dollars and sixty cents ($301.60) to be applied to the first and last month’s Rent, and for performance by Lessee of Lessee’s obligations hereunder, notwithstanding any other obligations of the Lessee as defined in this Lease. This amount shall not bear interest. Any balance shall be returned to Lessee at the expiration or sooner termination of this Lease, after satisfaction of any and all of Lessee’s obligations under this Lease.

ARTICLE 5 - USE OF PREMISES

A. The following definitions apply to the three classes of APEL Lessees. The classification of this Lease is designated on the cover page hereto:

Class G -
Lessee’s allowable use of Premises is limited to general research, development and testing not routinely involving the use of chemicals or the handling or generation of chemical or dangerous wastes or causing environmental hazards. Certain materials that are incidental to Lessees activities but have specific handling and disposal requirements (such as lubricants and solvents) will be identified by the parties and subjected to applicable APEL policies, protocols and procedures.

Class W -	Lessee’s allowable use of Premises includes Class G activities, plus the routine handling and disposal of limited volumes of chemicals and hazardous materials in solid, liquid or gaseous forms.

Class R -
Lessee’s allowable use of Premises includes Class W activities, plus the handling and disposal of such volumes of dangerous wastes that the Lessee’s activities are subject to the requirements of the APEL special RCRA./RD&D permit.

B. Lessee agrees that the Premises are to be used for approved purposes only, and for no other purpose without the prior written consent of the Lessor. Lessee shall not allow use of the Premises in a manner inconsistent with those approved purposes. Lessee acknowledges that engaging in activities upon the Premises which are in any way inconsistent with approved purposes, or in any manner increase Lessor’s insurance premiums, or which are determined to be illegal, shall constitute breach of this Lease. Lessee further agrees to notify Lessor immediately upon identification of any condition or event that is inconsistent with the following approved purposes:

Approved Purposes: Fabricating and testing encapsulated specimens.

Lessee shall comply with all local, state and federal laws, rules, orders, regulations or requirements relating to Lessee’s use and occupancy of the Premises, or any aspect of Lessee’s performance of its obligations under this Lease. Lessee shall indemnify and hold the Lessor harmless from all liability resulting from any violation thereof by the Lessee or any of its agents, officers, employees, subcontractors or invitees.

C. Exhibit B sets forth by reference APEL policies, protocols and procedures and related documents for which Lessee must be in compliance while conducting activities on the Premises. Lessee acknowledges that all documents referenced in Exhibit B have been provided, and the limitations and responsibilities of the Lessee with respect to those documents are understood. Lessee commits to Lessor that all activities of the Lessee, its agents, officers, employees, subcontractors, licensees, and invitees conducted on the Premises shall be in full compliance with the requirements set forth in this Lease, including those documents applicable to Lessee’s activities as identified in Exhibit B, and to additions and updates to those documents that are provided in writing to the Lessee by the Lessor from time to time during the term of this Lease. Lessee further commits that all training and qualification requirements identified by the APEL Facility Director, as applicable, will be in place and maintained current during the conduct of approved activities per the terms of this Lease.

D. Lessee agrees to comply with the Tenant Operating Agreement, Exhibit C, and to post said agreement in a prominent place upon the Premises and ensure that all Lessee employees, subcontractors and invitees are familiar with the terms of that agreement.

E. Lessee agrees to reasonably cooperate with other APEL tenants and APEL management in coordinating test schedules, pooling inventories and sharing inventory in order to comply with permit related limits and in order to reduce the amount of space required to be activated under the various permits.

F. Lessee shall be responsible to pay any fines or penalties levied by any entity with jurisdictional authority over APEL for which Lessee is determined to be responsible. If the Parties are unable to agree on responsibility, the Parties will proceed to resolve their disagreement per Article 26, “Disputes”.

G. Lessee shall ensure that the following prohibited articles are not brought onto the APEL property and/or into the facility: firearms, non-prescriptive controlled drugs, alcoholic beverages.

Failure to comply with the terms of this Article 5 shall be grounds for default as set forth in Article 27, “Default”. See also Article 23, “Inspection of Premises”, which defines Lessor’s right to inspect the Premises for compliance with this Article 5.

ARTICLE 6 - COMMON AREAS

The Lessee shall have nonexclusive use of all areas of APEL designated by the Lessor as common areas for the use generally of the tenants of APEL. The Lessor shall maintain the common areas in good condition.

ARTICLE 7 - ALTERATIONS TO AND RESTORATION OF PREMISES

Prior to the commencement of the initial leasehold term, in order to ready the Premises for Beneficial Occupancy, the Lessor shall, at its own expense, complete any alterations to the Premises that are generally identified in Exhibit A. Upon early termination or expiration of any leasehold term, the Lessor, at its option, may require that the Premises, including alterations by Lessor, be restored, at the Lessee’s expense, to the condition of the Premises at the time of commencement of the respective leasehold term (including appropriate cleaning and disposal of any chemicals, wastes, residues and equipment), absent normal wear and tear by the Lessee.

ARTICLE 8 - IMPROVEMENTS TO AND RESTORATION OF PREMISES BY LESSEE

A. After the commencement of any leasehold term, and at Lessee’s own expense, the Lessee may make additions or improvements to the Premises after having obtained Lessor’s prior written approval to do so. The design and installation and operation of such improvements shall be in compliance with all applicable codes and standards and APEL environmental commitments. Upon early termination or expiration of the respective leasehold term, all such improvements and additions shall become the property of Lessor; provided that upon termination or expiration of the respective leasehold term, the Lessor, at its option, may require, at Lessee’s expense, that all such additions and improvements be removed and the Premises restored to its condition at the time of commencement of the respective leasehold term, absent normal wear and tear by the Lessee. Prior to the construction of any additions or improvements, Lessee shall, at the reasonable request of the Lessor, obtain payment and performance bonds as required by law to assure payment to all contractors, subcontractors, laborers and material suppliers.

B. Lessee may, during any leasehold term, and subject to Lessor’s prior written approval, such approval not be unreasonably withheld, install in the Premises such furnishing, machinery, equipment and fixtures as Lessee deems necessary for its use of the Premises, provided such furnishings, machinery, equipment, or fixtures do not materially damage the Premises, are not hazardous to other tenants or users of the property upon which the Premises are situated, are not in conflict with Lessor’s permits or any other applicable operating, code or regulatory requirements, and do not unduly interfere with any other tenant’s use and enjoyment of their premises. During the respective leasehold term, the furnishings, machinery, equipment, and fixtures shall remain the personal property of the Lessee. Upon early termination or expiration of the respective leasehold term, if there is no default by the Lessee in the Lease, the Lessee shall have the right to remove all such furnishings, machinery, equipment and fixtures from the Premises regardless of whether this personal property is attached to the Premises by piping, wiring, bolts or otherwise. After the removal of the furnishing, machinery, equipment or fixtures from the leased Premises, the Lessee shall restore, at its own expense, the Premises to its condition at the commencement of the respective leasehold term, absent normal wear and tear by the Lessee.

ARTICLE 9 - ACCEPTANCE OF PREMISES

The taking of possession of the Premises by the Lessee shall constitute an acknowledgment by Lessee that the Premises are in good and habitable condition and as represented by Lessor.

ARTICLE 10 - MAINTENANCE AND REPAIR

A. All matters regarding maintenance and repair of the Premises (and Common areas if applicable) shall be referred to:

Name:	Dennis R. McCord

Office Address:	P.O. Box 968
Richland, WA 99352

Work Phone Number:	(509)377-4127

Pager Number:

After Hours Number:

Said individual or his/her designee shall be available at all times to receive such contracts.

B. The Lessor shall provide and pay for maintenance, repair and replacement of the Premises, including the building interior, exterior, grounds, and all equipment, fixtures, and appurtenances furnished by the Lessor under this Lease in order to keep the same in good repair and habitable condition, except for damage resulting from willful abuse or negligence of the Lessee. The Lessor shall have the right to enter upon the Premises at reasonable times in order to inspect the same and to perform such maintenance and repair, as well as replacement, but this right shall be exercised in a manner that does not unreasonably interfere with Lessee’s use of the Premises.

C. Maintenance, repair, and replacement services by the Lessor, in accordance with Paragraph B, include the following:

1.	Snow removal and ice control in parking areas and sidewalks;

2.	Painting of interior and exterior of the building as required for good maintenance practice;

3.	Scheduled routine preventive maintenance of existing building mechanical, electrical and heating, ventilation, and air conditioning (HVAC) systems to minimize breakdown;

4.
Repair or replacement of existing building mechanical, electrical and HVAC systems caused by wear and tear during ordinary use of these systems. This includes required relamping of interior and exterior light fixtures;

5.	Grounds maintenance including complete grass, tree, and shrub care and clean-up plus maintenance and repair of automatic underground sprinkler system;

6.	Pest control on interior (sprays will not be used on interiors) and exterior of building to control ants, insects, rodents, or other common pests to maintain the Premises in habitable condition;

7.	Replacement/repair of exterior and interior worn or failed structural components of the building.

8.	Replacement of carpet and drapes and/or blinds as needed. Replacements should be color coordinated with the existing draperies and/or blinds and floor coverings.

9.
Perform or have performed all necessary inspections, periodic testing, and maintenance of elevators, fire extinguishers, fire alarm, and fire preventive equipment and systems in accordance with applicable laws, regulations and warranties.

10.	Planned electrical outages, of any duration, affecting the Premises, will not be initiated by the Lessor without notification of the Lessee at least 48 hours in advance of such outage.

11.
In the event a fire suppression or detection system is out of service, the Lessor shall notify the Lessee and provide a manned fire watch during non-working hours. The fire watch shall be performed on a minimum frequency of every two (2) hours.

D. In the event of emergencies or unscheduled utility service outages, the Lessee may perform such maintenance and/or repairs as are necessary to ensure continuity of critical operations or protection of equipment. Expenses incurred by the Lessee in such events shall be used, as a basis for determining the amount the Lessor shall reimburse the Lessee for such expenses or for determining an equitable reduction in the rent.

ARTICLE 11 - JANITORIAL SERVICES

A. The Lessor shall provide and pay for all janitorial services for common use areas, and shall keep those portions of the Premises in good and habitable condition. Janitorial services shall be performed during normal working hours.

B. Janitorial services by the Lessor, in accordance with Paragraph A, include as applicable, but are not limited to the following:

1.	Daily (Monday through Friday)

a.	Trash receptacles shall have plastic liners. Receptacles shall be emptied every other day with the trash removed from the building.

b.	Dust desks, tables, and other office furniture and counter tops with approved treated wiping cloth. Do not dust desks if there are papers on them. (Use of feather dusters not permitted.)

c.	Dust all ledges and other flat surfaces, except as noted in 2.a.

d.	Properly arrange furniture, as applicable.

e.	Dust mop all vinyl and linoleum floors with approved treated mop cover, and remove spots from spills or tracking.

f.	Vacuum carpeted areas as required.

g.	Wash and clean thoroughly all restrooms, including floors, fixtures and mirrors.

h.	Refill paper towel racks, soap dispensers, toilet paper and toilet seat cover racks as needed.

i.	Clean all lavatories and hardware; mop floors every other day.

j.	Clean drinking fountains.

k.	Clean and refill sand urns.

l.	Remove fingerprints from door glass as needed.

m.	Clean entryways as needed; remove spider webs from entryways.

n.	Sweep entryway landings and steps.

o.	Wash and clean thoroughly lunchroom/vending room floors, table and counter tops, sink, and exterior surfaces of appliances.

2.	Once a Week

a.	Clean air vents.

3.	Once a Month

a.	Clean linoleum and vinyl floors and re-wax.

b.	Clean venetian blinds.

4.	Once Every Three (3) Months

a.	Wash trashcans as required.

5.	Once every Six (6) Months

a.	Vacuum drapes.

b.	Wash inside and outside of windows.

6.	Yearly

a.	Shampoo carpet.

b.	Clean drapes as required.

c.	Clean light fixtures.

ARTICLE 12 - UTILITY CHARGES

The Lessor shall pay utility charges, including but not limited to electricity, sewer and water, provided that each tenant has similar utility demands. Lessee shall pay any utility charges that are reasonably demonstrated by Lessor to be in excess of average tenant demands. Lessee shall provide, to the extent practical and at its sole expense, for separate utility metering of loads that can be reasonably expected to significantly exceed average tenant demands.

ARTICLE 13 - TAXES AND ASSESSMENTS

The Lessee shall pay, and hold the Lessor harmless from, all state, federal and local taxes and assessments levied against the Lessee’s property, the improvements thereon, the leasehold interest, or any business activities performed by Lessee In APEL during the term of this Lease. Lessee may, in good faith, contest the validity or the amount of any tax or assessment which it is required to pay hereunder, and while such contest is continuing in good faith, the Lessee may, to the extent permitted by law, refuse to pay such tax or assessment.

ARTICLE 14- ASSUMPTION OF RISK

A. The Lessee assumes all risk of injury to persons or damage to property occurring in or about the leased Premises as a result of Lessee’s use or occupancy of the leased Premises, the negligence or willful misconduct of Lessee, its agents, officers, employees, invitees or licenses, or as a result of Lessee’s failure to perform or abide by any of the covenants or conditions of this Lease. The Lessee shall reimburse Lessor for any costs or expenses, including attorney’s fees, which Lessor may incur in defending any such claim.

B. The Lessor shall not be responsible for any injuries or damages incurred by Lessee, its agents, officers, employees, invitees or licensees arising from acts or omissions of any co-tenants or from any cause other than the negligence or willful misconduct of Lessor or its employees.

ARTICLE 15- LIENS

The Lessee shall keep the Premises and the property in which the Premises are situated, free from any liens or encumbrances arising out of any work performed, materials furnished or obligations incurred by Lessee. If any such lien is filed against APEL, the Lessee’s leasehold interest, the Lessor or the Lessor’s property, the Lessee shall cause the same to be discharged within twenty (20) days after the date of filing the same.

ARTICLE 16- LESSEE’S LIABILITY INSURANCE

A. The Lessee shall, at Lessee’s expense, maintain commercial general liability insurance with an insurer acceptable to the Lessor, insuring against any and all claims for injury to or death of persons and loss of or damage to property occurring upon, in or about the Premises arising from an act or omission of the Lessee or any of its agents, contractors, representatives, licensees or invites. Such insurance shall have liability limits appropriate to Lessee’s Approved Purposes as set forth in Article 5, “Use of Premises”, but not less than one million dollars ($1,000,000.00) [Class G Lease = $1 million,] combined single limit for bodily injury and property damage per occurrence and in the aggregate.

B. The Lessee shall, at Lessee’s expense, maintain environmental hazards insurance with an insurer acceptable to the Lessor, insuring against any and all claims for any environmental impairment caused by Lessee’s actions within APEL, including third party bodily injury, property damage and cleanup costs arising from a pollution occurrence. Such insurance shall have liability limits appropriate to Lessee’s Approved Purposes as set forth in Article 5, “Use of Premises”, but not less than ____ no _____ dollars ($ 0______) [Class G Lease = $0] combined single limit per occurrence and in the aggregate. If the policy is not a “claims made” policy, a minimum two-year discovery and reporting of claims period is required.
Lessee or Lessee’s insurer shall have the option to perform any required remediation, or to pay for or reimburse the costs of any required remediation to the satisfaction of the Lessor, Lessor’s insurer and the responsible regulatory authorities.

C. All insurance required per paragraph A and B above:

1.
shall be primary insurance as respects the Lessor for any and all covered Lessee liabilities arising from an act or omission of the Lessee or any of its agents, contractors, representatives, licenses, or invitees. Any such insurance maintained by the Lessor shall be excess of Lessee’s insurance and shall not contribute to it. The liability of Lessee and any of its insures shall not be reduced, offset, or otherwise affected by the existence and/or collectability of any insurance maintained by Lessor; and

2.	shall contain a provision whereby the carrier agrees not to cancel or significantly modify the insurance without thirty (30) days prior to written notice to the Lessor; and

3.	shall name the Lessor as additional insured; and

4.	shall not contain a severability of interests exclusion.

The Parties understand that they will be bound by the comparative fault laws of the State of Washington.

D. On or before taking possession of the Premises pursuant to this Lease, the Lessee shall provide the Lessor with a copy of the insurance policies and certificates evidencing the aforesaid insurance coverage required per paragraphs A and B above, with underwriters acceptable to the Lessor, such acceptance by Lessor not to be unreasonably withheld. Renewal certificates and any changes in terms or underwriter shall be furnished to the Lessor for approval at least thirty (30) days prior to the expiration date of each policy for which a certificate was theretofore furnished.

ARTICLE 17 - LESSEE’S FIRE INSURANCE

The Parties understand that Lessee assumes all responsibility for loss to its personal property and leasehold improvements and alterations on the Premises, and Lessee’s loss of income due to fire on the Premises. Lessor is in no way responsible for insuring, replacing or repairing Lessee’s personal property, leasehold improvements and alterations, or loss of income, except for loss to Lessee’s personal property as a direct result of Lessor’s negligent acts, errors or omissions.

ARTICLE 18 - LESSOR’S FIRE INSURANCE

The Lessor shall, at Lessor’s expense, maintain for APEL a Commercial Property Policy including a Causes of Loss - Special Form, in an amount of the replacement value of the facility and permanently installed fixtures and equipment. All proceeds of any such insurance shall be payable to Lessor and shall be applied to the restoration of the Premises. Any proceeds of such insurance remaining after such restoration shall belong to the Lessor.

ARTICLE 19 - CONDEMNATION

In the event that an authority superior to the Lessor, such as the State of Washington or the United States of America should condemn the Premises of the APEL facility for public use, whether the right condemned shall consist of the fee simple title or interest less than fee simple but of such nature as to render operations by the Lessee impractical or unfeasible, then this Lease Agreement shall forthwith terminate. Lessor shall not be obligated in any way to Lessee as a result of such condemnation, except to pay to Lessee any sums actually paid to Lessor by the condemning authority for rent paid by Lessee but not yet earned by Lessor, or for leasehold improvements owned by Lessee. Lessee shall be responsible for recovering any damages to which Lessee is legally entitled directly from the condemning authority.

ARTICLE 20 - DAMAGE OR DESTRUCTION

A. If the Premises or the APEL facility are damaged or destroyed by fire or any cause other than an act or omission of Lessee, its employees, agents, invitees, or licensees, the Lessor shall restore the Premises and the APEL facility, except for such fixtures, improvements and alterations as are installed by Lessee, as nearly as practicable to their condition immediately prior to such damage or destruction. The Lessee, at the Lessee’s expense, shall so restore all such fixtures, improvements, and alterations installed by the Lessee. The Lessor, at Lessee’s expense, shall so restore the Premises and the APEL facility with respect to all damage, including contamination of the APEL facility or the environment, caused by any act or omission of Lessee, its employees, agents, invitees or licenses, and the Lessee agrees to reimburse Lessor upon demand for all sums expended for such restoration. The obligations to restore provided in this paragraph shall be subject to Lessor’s termination rights provided below. Any restoration shall be promptly commenced and diligently prosecuted. The Lessor shall not be liable for any special, consequential or punitive damages by reason of any such damage or destruction.

B. Notwithstanding any of the foregoing provisions of this Article 20, in the event the Premises or the APEL facility shall be destroyed or damaged to such an extent that the Lessor deems that it is not economically feasible to restore the same, then the Lessor may terminate this Lease as of the date of the damage or destruction by giving the Lessee notice to that effect.

C. If the Lessor undertakes to restore the Premises or the APEL facility as provided within this Article 20, then commencing with the date of the damage or destruction and continuing throughout the period of restoration, the rent for the Premises shall be abated for such period in the same proportion as the untenable portion of each type of space within the Premises as defined in paragraph 4A, “MONTHLY RENT PAYMENTS” bears to the whole thereof, except that there shall be no abatement to the extent that any such damage or destruction is caused by any act or omission of the Lessee, its employees, agents, invitees or licensees.

ARTICLE 21 - ASSIGNMENT AND SUBLETTING

Neither this Lease nor any right hereunder may be assigned, transferred, encumbered or sublet in whole or in part by the Lessee, by operation of law or otherwise, without the Lessor’s prior written consent, such consent not to be unreasonably withheld. The Lessor may assign its interest in this Lease.

ARTICLE 22 - CLOSURE AND SURRENDER OF PREMISES

A. Subject to the covenants and conditions set forth within this Lease, the Lessee, at the expiration or sooner termination of this Lease, shall quit and surrender the Premises in good, neat, clean and sanitary condition, except for reasonable wear and tear, and damage not caused by acts or omissions by Lessee, its employees, agents, invitees or licensees.

B. Lessee shall provide a level of financial assurance acceptable to Lessor, demonstrating Lessee’s ability to restore the Premises as required by paragraph 22A above. The amount of financial assurance shall be based on a closure plan with a corresponding cost estimate prepared by Lessee and accepted by Lessor. The closure plan and financial assurance shall be provided in a form acceptable to Lessor prior to Beneficial Occupancy. Such financial assurance may take the form of:

1. Insurance
2. Financial Test (Self-Insurance)
3. Corporate Guarantee
4. Irrevocable Letter of Credit
5. Trust Fund
6. Bond
7. Combination of trust fund(s), bond(s), letter(s) of credit, and insurance.

Unless otherwise required in writing by Lessor, the requirement for a closure plan and proof of financial assurance are required only for Class W and R tenants.

ARTICLE 23 - INSPECTION OF PREMISES

Subject to the Security provisions of Article 33, “Security”, the Lessee shall allow Lessor free access at all reasonable times to said Premises for the purpose of inspection and to fulfill any of Lessor’s obligations under this Lease. Lessor shall have the right to inspect the Premises and review Lessee’s activities to provide reasonable assurance to the Lessor and/or regulatory authorities that such activities and condition of the Premises are in compliance with applicable environmental regulations and permit conditions or commitments, industrial safety, legal, policy, procedural and protocol requirements established for APEL and applicable to Lessee’s activities with APEL. Such review shall in no way relieve Lessee of primary responsibility or liability for such compliance, nor the consequences of any failure of Lessee to comply.

ARTICLE 24 - INSTALLATION OF SIGNS

The Lessee will not cause or permit the display of any sign, notice or advertisement in or about the Premises or the APEL facility without Lessor’s prior written consent.

Lessor shall have the right to place and maintain “For Rent” signs in a conspicuous place on said Premises for thirty (30) days prior to expiration of this Lease.

ARTICLE 25 - HOLDOVER

If the Lessee lawfully holds over after the expiration of the term of this Lease, such tenancy shall be a month-to-month tenancy. During such tenancy the Lessee agrees to pay Lessor the same rate as provided herein, and to be bound by all the applicable terms, covenants and conditions herein specified.

ARTICLE 26 - DISPUTES

Pending resolution of a disputed matter, the Parties shall continue performance of their respective obligations pursuant to this Lease. Disputes regarding any factual matter relating to this Lease shall be discussed by the Parties’ authorized representatives who shall use their reasonable efforts to amicably and promptly resolve the dispute. Should the authorized representatives be unable to resolve any controversy or claim arising out of or relating to this Lease, or the breach thereof, the Parties agree that the controversy or claim shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) shall be entered in any court having jurisdiction thereof.

ARTICLE 27 - DEFAULT

A. If any rents reserved, or any part thereof, shall be and remain unpaid when the same shall become due, or if Lessee shall violate or default in any of the covenants and agreements herein contained and, after receiving written notice of such violation or default, fail to remedy in a timely matter, then the Lessor may terminate this Lease upon giving the notice required by law, and re-enter and take possession of said Premises. Notwithstanding such re-entry by Lessor, the liability of Lessee for the rent, leasehold tax, and utilities provided herein, as well as the financial obligations and guarantees set forth in Section 4, “Rent”, shall not be extinguished for the balance of the term of the Lease. Lessee shall continue to pay the rent, leasehold tax, and utilities as they due, and covenants and agrees to make good to the Lessor any deficiency arising after re-entry and re-letting of the Premises at a lessor rental than herein agreed to. The Lessee shall pay such deficiency each month as the amount thereof is ascertained by the Lessor.

B. If by reason of any default on the part of the Lessee it becomes necessary for the Lessor to employ an attorney or in case Lessor shall bring suit to recover any rent due hereunder, or for breach of any provision of this Lease or to recover any rent due hereunder, or for breach of any provision of this Lease or to recover possession of the leased premises, or if Lessee shall bring any action for any relief against Lessor, declaratory or otherwise, arising out of this Lease, the prevailing party in such action shall be awarded reasonable attorney’s fees and all costs and expenses expended or incurred in connection with such action.

C. The rights and remedies of the Lessor in this Article are in addition to any other rights or remedies provided by law and under the Lease.

ARTICLE 28 - TERMINATION

Notwithstanding the provisions set forth in Article 27, “Default”, this Lease may be terminated in whole or from time to time in part by either party, whenever a party determines that such action is in its best interests. In the event of a partial termination of the Lease, the terminating party shall give the other party at least ninety (90) days advanced written notice of its intent to terminate. Rental payments after a partial termination shall be reduced in proportion to the related reduction in occupancy of the Premises. In the event of a termination of the total Lease, the terminating party shall make reasonable efforts to give the other party at least one hundred eighty (180 days) notice of its intent to terminate, but in no case shall less than ninety (90) days advanced written notice of its intent to terminate be given. Rent payments after a total termination shall be payable through the time Lessee occupies the Premises.

ARTICLE 29 - NOTICES

All notices, demands, and requests to be given by either party to the other shall be in writing and served either personally or sent by United States mail, postage pre-paid, to the addresses listed below:

TO LESSOR at:	Energy Northwest
Attention: Mr. S.J. Newsom
Mail Drop 817
P.O. Box 968
Richland, WA 99352

TO LESSEE at:	Dave Swanberg
IsoRay, LLC
1863 Alder
Richland, WA 99352

ARTICLE 30 - WAIVER OF RIGHTS

The failure of either party to insist upon strict performance of any of the covenants and conditions of this Lease, or to exercise any option or right herin conferred, shall not be construed to be a waiver or relinquishment of any such option or right, or any other covenants or agreements, but the same shall be and remain in full force and effect.

ARTICLE 31- TRANSFER OF OBLIGATION

The covenants and conditions of this Lease shall be binding upon the heirs, legal representatives, successors and agreed assigns of any or all the Parties hereto.

ARTICLE 32 - GOVERNING LAW

This Lease shall be governed by the laws of the State of Washington.

ARTICLE 33 - SECURITY

A. Both Lessor and Lessee, and their respective, employees, agents, invitees and licensees agree to comply with all security regulations and procedures established by the Lessor for the APEL facility. Lessor shall provide Lessee employees, and such other individuals designated by Lessee, with electronic security access and photo identification cards for access to the general APEL facility, including common use areas. Lessee shall pay Lessor thirty dollars ($30) for each electronic access key card with picture or twenty-five dollars ($25) for a keycard without a picture and ten dollars ($10) for a photo ID card only, or for replacements thereof due to damage or loss.

B. Lessee shall provide and maintain at its sole expense its own security provisions specific to portions of the Lessee Premises for which Lessee security requirements exceed those general APEL facility security provisions provided by Lessor. Lessee shall provide Lessor reasonable access to such Lessee secured areas in case of emergency, and to provide Lessor with reasonable assurance that Lessee remains in compliance with the terms and conditions of this Lease, and to conduct routine facility maintenance and inspections in accordance with the terms and conditions of this Lease.

ARTICLE 34 - ENVIRONMENT, HEALTH AND SAFETY

The Lessee shall be solely responsible for all Lessee activities conducted within APEL to ensure that such activities are, on an on-going basis, in compliance with the environmental/regulatory requirements of the Environmental Protection Agency or the Washington State Department of Ecology, the health and safety requirements of OSHA, WSHA, the city of Richland and Benton County, and with any environmental or personnel health and safety requirements that may be established and communicated in writing by APEL management.

Lessee agrees to collect and dispose of any and all hazardous waste generated by his or her activities at APEL in compliance with local, state, and federal laws and regulations. If Lessee’s waste generation activity qualifies for Small Quantity Generator (SQG) status as described in WAC 173-303-070(8), Lessee may, in accordance with APEL Procedure 16.0, arrange for disposal through the Benton County SQG Program (phone 942-7387) at the Regional Moderate Risk Waste Facility located at the City of Richland Landfill. If the Lessee intends to arrange disposal at another facility, the APEL Director shall be so informed at least 30 days in advance of disposal. The Lessee agrees that all hazardous wastes will be accumulated in accordance with the satellite accumulation requirements of WAC 173-303-200(2). If the Lessee’s hazardous waste generation activity exceeds the small quantity generator criteria, the Lessee’s wastes shall be managed through the APEL 90-Day accumulation area in conformance with APEL Procedure 9.0 and this contract.

ARTICLE 35 - ORDER OF PRECEDENCE

The Contract comprises the following documents in the order of precedence set forth below:

1.	Amendments or Supplemental Agreements to APEL Lease

2.	APEL Lease

3.	Exhibit A, Description of Premises

4.	Exhibit B, Applicable Protocols, Policies, Procedures and Other Documents

The above order of precedence controls in the event of any conflict, inconsistency or ambiguity in the terms and conditions set forth within these documents.

ARTICLE 36 - ENTIRE AGREEMENT

This document contains the entire and integrated agreement of the Parties and may not be modified or amended except in writing signed and acknowledged by both Parties.

ARTICLE 37 - SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have signed this Lease on the date(s) written below.

/s/ Samuel Newsom	Pr. Contracting Officer	4/23/01
LESSOR:	Title	Date

/s/ David Swanberg	Assistant Manager, IsoRay	4/23/01
LESSEE:	Title	Date

Supply System Contract #	Revision No: 4
Tenant Lease Agreement #	Effective Date _______

STATE OF WASHINGTON )
) ss.
County of Benton )

On this day of 23 April, 2001, before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared D.J. Swanberg, to me known to be the Assistant Manager of ISORAY, LLC, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that _____ was authorized to execute the said instrument and that the seal affixed (if any) is the corporate seal of said corporation.

Witness my hand and official seal hereto affixed the day and year above written.

/s/ Mary E. Zilar
NOTARY PUBLIC in and for the State of Washington,
Residing at Kennewick, WA 99336
My commission expires 11-29-03

STATE OF WASHINGTON )
) ss.
County of Benton )

On this 25 day of April 2001, before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared Samuel J. Newsom, to me known to be the Pr. Contracting Officer of the Energy Northwest, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument and that the seal affixed (if any) is the corporate seal of said corporation.

Witness my hand and official seal hereto affixed the day and year above written.

/s/ Mary E. Zilar
NOTARY PUBLIC in and for the State of Washington,
Residing at Kennewick, WA 99336
My commission expires 11-29-03